Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Stockholders
ConAgra Foods, Inc.:
          We consent to the incorporation by reference in the registration statement No. 333-155665 on Form S-3 and registration statements Nos. 333-70476, 333-46962, 333-46960, 333-44426, 333-78063, 333-64633, 33-50113, 33-48295, 33-28079, 2-81244, 2-96891, 33-15815, 333-17573, 33-52330, 333-17549, 33-63061, 33-37293, 333-00997, and 33-137739 on Form S-8 of ConAgra Foods, Inc. and subsidiaries (the Company) of our reports dated July 24, 2009, with respect to the consolidated balance sheets of the Company as of May 31, 2009 and May 25, 2008, and the related consolidated statements of earnings, comprehensive income, common stockholders’ equity, and cash flows for each of the years in the three-year period ended May 31, 2009, the related consolidated financial statement schedule for the fiscal year ended May 31, 2009, and the effectiveness of internal control over financial reporting as of May 31, 2009, which reports appear in the Annual Report on Form 10-K of ConAgra Foods, Inc. for the fiscal year ended May 31, 2009.
          Our reports dated July 24, 2009 on the consolidated financial statements and consolidated financial statement schedule contain an explanatory paragraph that refers to the Company’s adoption of Financial Accounting Standards Board (FASB) Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109; and Statement of Financial Accounting Standards (SFAS) No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of FASB Statements No. 87, 88, 106, and 132(R), (SFAS No. 158).
/s/ KPMG LLP
Omaha, Nebraska
July 24, 2009